EXHIBIT 99

Superior Bancorp Reverse Stock Split

Questions & Answers

What is a reverse stock split?

A reverse stock split is the opposite of a stock split. In a reverse stock split, the number of shares of stock is reduced by the split ratio and the market price per share is expected to increase more or less in reverse proportion to the reduction in the number of shares, although this cannot be guaranteed. Superior Bancorp’s Board of Directors proposed, and holders of a majority of Superior Bancorp common stock approved, a 1-for-4 reverse stock split which means that for every four shares of Superior common stock outstanding before the split, only one share will be outstanding after the split. Therefore, if you owned 1,000 shares before the split, you will own 250 shares after the split, but the market price per share should increase approximately four times per share. Therefore, the total value of your investment should change little (subject to your receiving cash for any fractional shares you otherwise would have held after the stock split).

Why did the Board of Directors propose the reverse stock split?

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More accurate peer group comparisons. The number of shares of Superior common stock outstanding has increased significantly during the last few years because Superior has issued additional shares of stock in each of Superior's three most recent mergers. Prior to the reverse split, Superior had over 40 million shares of common stock outstanding. By contrast, the average number of outstanding shares of stock of other banks in our peer group is approximately 13 million. The reverse stock split is intended to bring Superior more in line with its peers. This will make comparisons of Superior to other banks in its peer group easier and more meaningful with respect to certain performance ratios.

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Reduced shareholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. A higher stock price per share means shareholders can trade the same total dollar amount of stock and pay lower commissions than if they traded more shares at a lower price per share.

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Increased, more attractive share price. The anticipated increase in our stock price resulting from the reverse stock split could return our stock price to a higher level. A higher stock price should be well received by our customers and potential customers who expect our stock price to be more nearly in line with the stock prices of our peer group banks. A higher stock price may also meet investing guidelines for certain institutional investors and investment funds that are currently prevented under their guidelines from investing in our stock at its current price levels.

Who will the reverse stock split affect?

The reverse split will affect all persons who own Superior stock as of the effective date of the split.

What is the effect of implementing a reverse split?

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As a result of the reverse stock split, each four shares of outstanding Superior common stock will be reclassified and combined into one share of common stock. A shareholder owning 1,000 shares of stock before the split will own 250 shares after the split.

•	In addition, the total number of Superior shares of common stock outstanding will be proportionately reduced from approximately 40 million shares to approximately 10 million shares.

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The price per share of common stock is expected to increase to approximately reflect the effect of the reverse split. It is not possible to predict the post-split price per share exactly, but it should be approximately four times the pre-split price per share. The actual price per share could, of course, be higher or lower than the four times adjustment. We can give no assurances that the post-split stock price will increase in proportion to the reduction in the number of outstanding shares, or that any increase in the stock price will be permanent.

The reverse split will NOT:

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Affect any shareholder's percentage ownership interest in Superior Bancorp (subject to the receipt of cash for any fractional share that a stockholder otherwise would have held after the reverse stock split); or

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Affect any shareholder's proportionate voting power or other privileges (subject to the receipt of cash for any fractional share that a stockholder otherwise would have held after the reverse stock split).

How will the reverse split affect Superior’s market capitalization?

The reverse split, in and of itself, should have little, if any, effect on Superior's market capitalization. It is impossible to predict the performance of the stock price after the reverse split, however, and changes in the price due to trading would, of course, affect the market capitalization.

When will the reverse stock split take place?

Superior has notified The NASDAQ Stock Market of the reverse stock split. Superior filed an amendment to its Certificate of Incorporation with the Delaware Secretary of State on April 25, 2008. The reverse split took effect at 11:59 p.m., Eastern Time, on April 25, 2008 so that stock began trading on a post-split basis on April 28, 2008.

Will Superior stock continue to be listed on NASDAQ?

Yes. Following a reverse stock split, NASDAQ requires that an issuer’s stock ticker symbol be modified for 20 trading days, by affixing a “D” to the end of the ticker symbol. Accordingly, Superior’s stock will trade under the ticker symbol “SUPRD” during that time. Following the 20-trading day period, Superior’s ticker symbol will revert to “SUPR”.

How will fractional shares be addressed?

Superior will not issue any fractional shares of its common stock as a result of the reverse split. Shareholders who would otherwise be entitled to a fractional share as a result of the reverse stock split will receive a cash payment in an amount equal to the fair value of the fractional share at the effective time of the reverse split. Fair value will be determined by multiplying the fractional share by the average of the closing trading prices of the common stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the reverse stock split. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the shareholder receives his or her cash payment.

Shareholders holding fewer than four shares of Superior common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of Superior common stock as of the effective time of the split.

What do shareholders need to do?

At this time shareholders do not need to take any action. After the reverse stock split is effective, Superior’s stock transfer agent, Registrar and Transfer Company (“RTC”), will send a letter of transmittal to each shareholder requesting information about the shareholder's Superior stock ownership. Shareholders should complete the letter of transmittal and return it to RTC as instructed, along with any stock certificates held by the shareholder.

** Shareholders should not send stock certificates to RTC prior to receiving a letter of transmittal. Shareholders should not send stock certificates to Superior at any time**

What are the tax consequences of the reverse stock split?

Superior does not provide tax advice and individual circumstances vary. Shareholders should consult a tax professional. However, generally speaking, the reverse stock split is not a taxable transaction. Accordingly, except with respect to any cash received in lieu of fractional shares, a shareholder will not recognize any gain or loss as a result of the receipt of post-split common stock. The aggregate tax basis of the shares of post-split common stock for each shareholder will be the same as the shareholder's aggregate tax basis for the pre-split shares, reduced by the basis allocable to any fractional shares for which the shareholder receives cash. For purposes of determining whether there is a capital gain or loss, a shareholder's holding period for the shares will not be affected by the reverse split.

Shareholders who receive cash in lieu of fractional shares will generally be treated as if they had sold the fractional shares and will recognize a gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-split common stock allocated to the fractional shares.

Again, because individual circumstances may vary, we recommend that shareholders consult a tax professional.

Who should I contact if I have additional questions?

Please call Carol Murcks in Superior’s Investor Relations Department at 205-488-3327.